Exhibit 11


                          Collins & Aikman Corporation
                        Computation of Earnings Per Share
                       In thousands, except per share data
                                   (Unaudited)



                                                                                            Fiscal Year Ended
                                                                           January 27,         January 28,          January 29,
                                                                               1996                1995                 1994
                                                                           -----------         -----------          --------


Average shares outstanding during the period............................       70,015              51,338               28,164
                                                                           -----------         -----------          ----------

Incremental shares under stock options  computed under the treasury stock method using the average market price of issuer's
   stock during the periods.............................................        1,179               1,567                 (904)
                                                                           -----------         -----------          -----------

      Total shares for primary EPS......................................       71,194              52,905               27,260
                                                                           -----------         -----------          ----------

Additional shares under stock options computed
   under the treasury stock method using the
   ending price of issuer's stock.......................................           40                -                    -
                                                                           -----------         -----------          ----------

      Total shares for fully diluted EPS................................       71,234              52,905               27,260
                                                                           ===========         ===========          ==========

Income (loss) applicable to common shareholders:

   Continuing operations (1)............................................   $  229,722          $  (26,524)          $ (178,080)
   Discontinued operations .............................................      (23,281)              5,840             (123,307)
   Extraordinary item...................................................         -               (106,528)                -
                                                                           -----------         -----------          ----------

      Net income (loss).................................................   $  206,441          $ (127,212)          $ (301,387)
                                                                           ===========         ===========          ===========

Income (loss) per common share:

   Continuing operations................................................   $     3.23          $     (.50)          $    (6.53)
   Discontinued operations..............................................         (.33)                .11                (4.53)
   Extraordinary item...................................................         -                  (2.01)                 -
                                                                           -----------         -----------          ----------

   Net income (loss)....................................................   $     2.90          $    (2.40)          $   (11.06)
                                                                           ===========         ===========          ===========



Notes:

(1) Loss from continuing operations has been adjusted for dividends and accretion requirements on redeemable preferred stock of $14,408 and $23,723 for the fiscal years ended January 28, 1995 and January 29, 1994, respectively. In addition, loss from continuing operations for the fiscal year ended January 28, 1995 has been adjusted for the loss on redemption of preferred stock of $82,022.


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